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                                                                      Exhibit 11


NOISE CANCELLATION TECHNOLOGIES, INC. AND SUBSIDIARIES

COMPUTATION OF NET (LOSS) PER SHARE

                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                               THREE MONTHS ENDED MARCH 31,
                                                            -----------------------------------
                     PRIMARY                                     1995               1996
                                                            ----------------     --------------
Net (loss)                                                            ($219)           ($2,275)

  Less: reduction of interest expense or interest
  earned attributable  to utilization of assumed
  proceeds from exercise of options and warrants
  in excess of amounts required to repurchase
  20% of the outstanding common stock at average
  market price
                                                            ----------------     --------------
  ADJUSTED NET (LOSS)                                                 ($219)           ($2,275)
                                                            ================     ==============



Weighted average number of shares outstanding.                       86,160             93,328
   Add: common equivalent shares (determined using
   the "Treasury Stock" method) representing shares
   issuable  upon assumed exercise of options and
   warrants in excess of average market price                         2,208              4,166

Shares issuable upon conversion of Series B
   preferred shares                                                       -                  -
                                                            ----------------     --------------
  SHARES USED FOR COMPUTATION                                        88,368             97,494
                                                            ================     ==============

  PRIMARY NET (LOSS) PER SHARE                                       $    -             ($0.02)
                                                            ================     ==============


                 FULLY DILUTED
Net (loss)                                                            ($219)           ($2,275)
  Less: reduction of interest expense or interest
  earned attributable to utilization of assumed
  proceeds from exercise of options and warrants
  in excess of amounts required to repurchase
  20% of the outstanding common stock at year-end
  market price if greater than average market price
                                                            ----------------     --------------
  ADJUSTED NET (LOSS)                                                 ($219)           ($2,275)
                                                            ================     ==============


Weighted average number of shares outstanding.                       86,160             93,328
   Add: common equivalent shares (determined using
   the "Treasury Stock" method) representing shares
   issuable upon assumed exercise of options and
   warrants in excess of year-end market price
   if greater than average market price                               2,208              4,166

Shares issuable upon conversion of Series B
   preferred shares                                                     -                  -
                                                            ----------------     --------------
  SHARES USED FOR COMPUTATION                                        88,368             97,494
                                                            ================     ==============

FULLY DILUTED NET (LOSS) PER SHARE                                   $   -              ($0.02)
                                                            ================     ==============





The above per share data are not reported on the statement of operations because such data is anti-dilutive.